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                                 EMPLOYMENT AGREEMENT


PARTIES:
    MSR EXPLORATION LTD. an Alberta Corporation
         and U. S. Subsidiaries                  ("Company")
    Mountain States Resources, Inc.
    Monte Grande Exploration, Inc.
    Gypsy Highview Gathering System, Inc.
    MSR Exploration, Inc.
    MSR Drilling, Inc.                           ("Subsidiary Companies")


                                         and

    Patrick M. Montalban
         of Cut Bank, Montana 59427              ("Montalban")


RECITALS:
A. The Company wishes to employ Montalban as Vice President and Chief Operating Officer in charge of Exploration and Production, as well as, President and Chief Executive Officer of the subsidiary companies, and Montalban is willing to be so employed, on the terms and conditions of this Agreement.

AGREEMENTS:

1. EMPLOYMENT OF MONTALBAN: The Company hereby employs Montalban as Vice President and Chief Operating Officer in charge of Exploration and Production ("Vice President"), as well as, President and Chief Executive Officer of the subsidiary companies and Montalban hereby accepts such employment for the terms and on the conditions hereinafter set forth.

2. TERM OF EMPLOYMENT: The term of Montalban's employment as Vice President and Chief Operating Officer of MSR Exploration Ltd. and President and Chief Executive Officer of MSR EXPLORATION LTD and President and Chief Executive Officer of all subsidiary companies (MSR, INC., MGE, INC., MSR EXPL, INC., GHGS, INC., MSR Drilling, INC.) under this Agreement shall commence on the date hereof and shall continue through and terminate on December 31, 1998, at which time this Employment Agreement shall be subject to renegotiation and renewal.

3. DUTIES: Montalban's duties, responsibilities and authority with the Companies shall include management and supervision of all field operations along with all other duties, responsibilities and authority ordinarily reserved to the Vice President and Chief Operating Officer in charge of Exploration and Production of MSR Exploration Ltd. and President and Chief Executive Officer of all subsidiary companies. Included in these

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    duties, specifically, Montalban shall bear the sole responsibility of choosing an engineering firm to prepare yearly reserve evaluations on the Montana, North Dakota and Texas properties for the Securities and Exchange Commission and year end audit numbers. As Vice President and President, Montalban shall devote his full-time efforts to the duties hereunder. He shall report to and be under the supervision of the President, Chief Executive Officer of the Company.

4.  COMPENSATION AND STOCK OPTION:
    (a) The Company shall pay cash compensation to Montalban in the amount of Six Thousand Four Hundred ($6,400.00) per month, provided that beginning on each January 1, following the date of this Agreement, Montalban's monthly compensation shall be increased by a minimum of 5% of the monthly compensation paid during the previous year. The Companies shall pay such compensation on the regular monthly pay days.

    The Board of Director's need to compensate Montalban for wages lost due the Chapter 11 Reorganization and Management's decision to cut wages 10 percent across the board.

    (b) The Companies will also make available to Montalban all employee fringe benefits which are provided for salaried employees (including but not limited to major medical group Insurance, pension fund, stock options, bonuses, etc.).

    (c) Montalban shall be entitled to a total of two (2) weeks paid vacation during the first twelve (12) month period. Thereafter, Montalban shall be entitled to three (3) weeks vacation for each twelve (12) month period. The time and duration of vacation taken from time-to-time shall be pro rated. Any unused vacation may be accrued and used within the next twelve (12) month period or may be paid as wages.

    (d) Within 180 days of the date of this Agreement, the Company shall grant to Montalban an Incentive Stock Option for the purchase of a minimum of 25,000 shares of the Company common stock, exercisable at a price allowed by the rules and regulations of the regulatory bodies and approved by the shareholders of the Company.

5.  TERMINATION OF EMPLOYMENT:

    (a) Montalban's employment as Vice President and President under this Agreement shall terminate upon the occurrence of any of the following events:

         (i) Expiration of the term of this Agreement as set forth in Section 2 above.

         (ii) The physical or mental disability of Montalban to such an extent that he is incapable of performing his normal duties and responsibilities as Vice President and Chief Operating Officer of MSR Exploration Ltd. and President and Chief Executive Officer of the Subsidiary companies for a

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              period of six consecutive months. Such disability shall be deemed to exist from and after the date of certification by a qualified physician that Montalban is so disabled or

         (iii)The death of Montalban

         (iv) Gross negligence or gross misconduct by Montalban in the performance of his duties.

    (b) In the event of termination of Montalban's employment, as Vice President and Chief Operating Officer in charge of Exploration and Production for MSR Exploration Ltd. and President and Chief Executive Officer for all subsidiary companies, as a result of Montalban's death or disability as covered in paragraphs 5(a) (ii) and 5 (a) (iii) of this Employment Agreement, the Companies shall pay to Montalban's Estate or Montalban the compensation provided for under Section 4 prorated through the date of death or disability, plus six months compensation and benefits as consideration for the years of service to the Companies.

    (c) If Montalban is terminated for reason other than provided herein, the balance of this Employment Agreement amount becomes immediately due and payable.

6. MISCELLANEOUS BUSINESS EXPENSES: In addition to the compensation provided above and in order to enable Montalban to better perform services for MSR Exploration Ltd. as Vice President and Chief Operating Officer and President and Chief Executive Officer of the subsidiary companies, the companies shall pay, or reimburse Montalban for miscellaneous business, travel and entertainment expenses.

7. MODIFICATIONS: This Agreement supersedes all prior agreements and understanding between the parties relating to the employment of Montalban by the Companies, and it may not be changed or terminated orally. No modification, termination or attempted waiver of any of the provisions of this Agreement shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

8. ENFORCEABILITY AND SEVERABILITY: If any term of this Agreement is deemed unenforceable, void, voidable or illegal, such unenforceable, void, voidable or illegal term shall be deemed severable from all other terms of this Agreement, which shall otherwise continue in full force and effect, and the Companies and Montalban expressly acknowledge that a court of competent jurisdiction may, at the Companies' or at Montalban's request, modify and thereafter enforce any otherwise unenforceable term, condition or covenant contained in this Agreement.

9. BINDING AGREEMENT: The terms of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, heirs and legal representatives.

10. GOVERNING LAW: This Agreement shall be construed and enforced in accordance with the statutes and common law of the State of Montana.

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    IN WITNESS WHEREOF, the parties have executed this Agreement on and caused it to be dated as of January 1, 1994.

MSR EXPLORATION LTD.

By: /s/ J. V. Montalban
    --------------------
Its:     President and Ceo
    --------------------


/s/ Patrick M. Montalban
------------------------
Patrick M. Montalban
------------------------

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                   SUMMARY OF GROSS WAGES FOR PATRICK M. MONTALBAN

              ACTUALLY        DUE UNDER             5% INCREASE
                PAID           CONTRACT          AFTER RAISE IN 1991
              -----------    -----------         -------------------

    1990      $ 72,800.00    $ 72,800.00            $    --

    1991        66,500.00      76,440.00              66,500.00

    1992        64,670.48      80,262.00              69,825.00

    1993        63,000.00      84,275.10              73,316.25

Difference in Actual Pay after raise in 1990 and Due Under Contract:

    1991         9,940.00

    1992        15,591.52

    1993        21,275.10
                ---------
              $ 46,806.62

Difference in Actual Paid and 5% Increase After Raise in 1991:

    1991      $     --

    1992         5,154.52

    1993        10,316.25
               ----------
              $ 15,470.77